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                                                                   Exhibit 10.29





May 30, 2001



Mr. Daniel C. Dunn
1221 Newport Landing
Fenton, MO  63026

Dear Dan:

It is my pleasure to formally offer you the position of Allied's Vice President Finance, Secretary and Chief Financial Officer.

We would like to offer you the starting salary at the rate of $120,000 per annum, payable ratably at the normal payroll intervals of Allied.

In addition, you will receive an initial stock option grant of 30,000 shares under the Allied Healthcare Products, Inc. 1994 Stock Option Plan, subject to the vesting requirements stated below. The options will be granted pursuant to Allied's standard form Non-Qualified Stock Option Agreement, which will provide that 25% of your options will be exercisable after one year of continuous employment with the Company, 50% after two years of continuous employment with the Company, 75% after three years of continuous employment with the Company and 100% after four years of continuous employment with the Company. In addition, your options will entirely vest upon the occurrence of a Change of Control (i.e., the sale in one transaction of a majority of the common stock of the Company). These terms will require Board ratification at the next Board meeting on August 21, 2001. The option exercise price will be the closing stock price as of that day.

You will be eligible for four weeks vacation.



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In the event that your employment is terminated within one year of and as the result of a Change of Control of the Company, you will be entitled to severance pay equal to one year of your regular salary.

This offer is contingent upon successful completion of a drug screen and pre-employment physical. Human Resources will contact you to schedule an appointment. Upon acceptance of this offer and successful completion of the required screening, we anticipate you to begin full time employment on or before July 2, 2001.

I would like to welcome you back to Allied Healthcare Products, Inc. and wish you much success. If you need any assistance, please feel free to contact me at
(314) 268-1675. Please indicate your acceptance of the terms in this letter by signing one copy and returning it to me.

Sincerely,



Earl R. Refsland
President and CEO

I ACCEPT THE TERMS OF EMPLOYMENT SET FORTH IN THIS LETTER.

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DANIEL C. DUNN